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                                                                    EXHIBIT 99.1

NEWS RELEASE
SITRICK AND COMPANY INC.
Los Angeles/New York

                         Contact:  Rivian Bell
                                   Sitrick And Company
                                   (310) 788-2850
                                   (800) 686-1910 (24-hour pager)

FOR IMMEDIATE RELEASE

                    Court Approves Lamonts' Reorganization Plan;
                         Company to Emerge from Chapter 11

     Kirkland, Wash. - Dec. 18, 1997 - Lamonts Apparel, Inc., which operates 38 family apparel stores in five northwestern states, announced today that U.S. Bankruptcy Court in Seattle has confirmed the company's Plan of Reorganization, which describes the manner in which Lamonts will restructure its debt. The Plan is expected to become effective on Jan. 31, 1998, at which time Lamonts will emerge from Chapter 11 protection. The company will exit with $42 million of financing under the terms of its existing agreement with BankBoston, N.A.

     "This is a momentous day for Lamonts' 1,600 associates, 1,200 vendors, and many thousands of customers across the Northwest," stated Alan R. Schlesinger, chairman and chief executive officer. "The Lamonts reorganization could not have occurred without the hard work and dedication of Lamonts' associates, each of whom works unstintingly to ensure that our stores are well stocked and our customers are well served. And we owe a special thanks to our vendor partners whose strong and continuous support allows Lamonts to bring the best everyday value to our customers.

     "Our success in delivering products hand-picked for the Northwestern lifestyle is reflected in the hundreds of supportive cards and letters we have received from loyal customers. Lamonts' customers have also voted their support with their purchasing dollars, as evidenced by the sales increases at Lamonts' stores in the past two years. To our customers, associates and vendors, we offer a sincere and heartfelt thanks for the unprecedented level of enthusiasm that has brought Lamonts its current success and great promise for the future."

     Mr. Schlesinger recalled that "When new management came on board three years ago, we found a retail chain that was unfocused in its merchandising and marketing strategies. A number of stores had not operated profitably and were subsequently closed in order to redirect resources to profitable operations.

     "Today, Lamonts is a smaller but stronger competitor and the preferred source of casual family clothing for the customer seeking popular branded apparel at value pricing. Our position as a Northwest-based regional retailer gives us a competitive advantage in assessing and meeting the needs of families in the five Northwestern states. The seasoned managers we have attracted to our team are continually fine-tuning our merchandising strategy to expand and improve our product offerings."

     Lamonts also announced a new five-member board of directors, which will commence responsibilities once the company emerges from Chapter 11. The new board will include Mr. Schlesinger and Loren R. Rothschild, Lamonts' current vice chairman, as continuing director; as well as Paul M. Buxbaum, chief executive officer of The Buxbaum Group; Stanford Springel, management consultant; and John J. Wiesner, former chief executive officer of C.R. Anthony Company.

     Confirmation of the Plan followed a hearing to assure that all reorganization requirements had been met under the Bankruptcy Code, including approval by the requisite majorities of creditor and shareholder classes. The Plan calls for creditors and shareholders to receive an initial distribution of nine million shares of new common stock in the reorganized company. Various classes of warrants will also be distributed as detailed in the Plan and Disclosure Statement. The old common stock and notes will be canceled when the Plan takes effect.

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     Lamonts Apparel, Inc. operates 38 family apparel stores in Alaska, Idaho,
Oregon, Utah, and Washington. The company is well-known as a retailer of such brand name apparel as Levi, Liz Claiborne, Lee, Bugle Boy, Jockey, Alfred Dunner, Koret, OshKosh, and Health-Tex, as well as the company's private Northwest Outfitters label. Lamonts is headquartered in Kirkland, Wash. in the greater Seattle area and employs approximately 1,600 people.

     Lamonts filed under Chapter 11 of the U.S. Bankruptcy Code on Jan. 6, 1995.

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